Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Phil Nichols

Treasurer

(866) 814-6512

Massey Energy Responds to Press Estimates

Richmond, Virginia, May 15, 2007 – Massey Energy Company (NYSE:MEE) today responded to estimates in the press regarding the potential liability the Company faces as a result of a lawsuit filed on May 10, 2007 by the Environmental Protection Agency (“EPA”) in the U.S. District Court in Charleston, West Virginia against the Company and several of its subsidiaries alleging violations of the Clean Water Act. It is the Company’s opinion that the current suit will be resolved in a reasonable manner and that recent speculation about maximum penalties is unfounded. In particular,

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Massey has a very high rate of environmental compliance. The period in question represents over 20 million days of compliance measurement. The EPA has alleged approximately 60,000 days of violation, a very small percentage of the total. The Company believes the 40 permits with the highest number of alleged violations had a cumulative compliance rate of 99.10% in the period 2000 through early 2006. Massey believes that its remaining permits would have an even higher compliance rate. Furthermore, since 2003 Massey’s number of violations have consistently declined. As previously noted, the Company believes its high compliance rate actually exceeds the level of compliance that was anticipated by the EPA when it issued regulations applicable to the coal industry.

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Massey believes the number of violations are overstated based on its review of the alleged violations. The Company has found instances where the EPA analysts were applying limits inconsistent with the allowed tolerances under the permits. In other instances, Massey believes the EPA is attributing to it violations by former owners of the permits it now holds. The Company also believes many of the alleged non-compliances were in fact not violations because many of its permits allow for limits to be exceeded or waived during heavy rainfall events. Massey also notes that there are many past violations which would not be considered violations today because the limits have since been adjusted to more reasonable levels.

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The incidents of non-compliance that occurred caused little or no adverse environmental impact in the vast majority of cases and none of the violations were intentional. Therefore, the Company believes penalties, if any, should be significantly less than the maximum allowable per violation.

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The largest penalty ever obtained in U.S. history by the EPA in settling a Clean Water Act civil suit was $34 million, which the Company believes was based on facts far worse than those involved in this lawsuit.

These factors, in addition to the Company’s excellent compliance record across its operating subsidiaries, give it reason to believe that the outcome will not be considered material by financial standards.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal producer by revenue in the United States.

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FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond the Company’s control. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s production capabilities; the Company’s plan and objectives for future operations and expansion or consolidation; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; the Company’s ability to timely obtain necessary supplies and equipment; the Company’s ability to attract, train and retain a skilled workforce; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006, which was filed on March 1, 2007. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact the Company via its website at www.masseyenergyco.com, Investor Relations.